Denny’s Corporation Announces Promotions for Brand Leadership Team
- Chris Bode Promoted to Chief Operating Officer, John Dillon to Chief Marketing
Officer and Jill Van Pelt to Chief People Officer -

Spartanburg, S.C., October 15, 2014 - Denny's Corporation (Nasdaq: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today announced promotions for key leaders, including Chris Bode to the position of Chief Operating Officer, John Dillon to the position of Chief Marketing Officer and Jill Van Pelt to the newly created position of Chief People Officer.

“Chris, John and Jill have all contributed to Denny’s success in a meaningful way, further revitalizing America’s Diner by leading key initiatives in our plan to drive improvements across our food, service and atmosphere,” stated John Miller, President and Chief Executive Officer of Denny’s. “We look forward to leveraging their leadership and respective expertise to strengthen the Denny’s brand and foster future growth of our leading family-dining chain.”

Chris Bode has been promoted to Sr. Vice President, Chief Operating Officer, where he will have an expanded focus on directing all of Denny’s company and franchise operations and operations services, among other responsibilities. Mr. Bode previously served as Denny’s Senior Vice President, Operations since January 2013, and throughout that time his strong operations background and leadership has guided Denny’s to achieve progress in guest satisfaction, restaurant reviews, the foundation for margin improvements, and overall strengthening of operations capabilities for both franchisee and company operators.

John Dillon has been promoted to Sr. Vice President, Chief Marketing Officer where he will take on an expanded marketing leadership role to continue executing on Denny’s marketing and branding efforts as America’s Diner to drive sales, profitability and value across the brand. Mr. Dillon has been with the Company since 2007 and previously served as Vice President of Marketing, helping to lead strategic marketing efforts including the creation of Denny’s $2$4$6$8 Value Menu®, development of its current positioning as “America’s Diner,” as well as improvements in calendar, menu and brand communications that have contributed to the brand’s ongoing revitalization.

Jill Van Pelt has been promoted to Sr. Vice President, Chief People Officer. In this newly created role, she will continue to oversee all human resources functions, along with a role in internal communications and crisis management. Ms. Van Pelt has been with the Company since 2006 and previously served as Vice President of Human Resources for the Company where she has been instrumental in evolving human resources into a critical leadership role within the Company.

About Denny's Corporation

Denny's is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. Denny's currently has 1,693 franchised, licensed, and company restaurants around the world with combined sales of $2.5 billion including 1,591 restaurants in the United States and 102 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic, El Salvador, Chile and New Zealand. As of June 25, 2014, 1,533 of Denny's restaurants were franchised and 160 restaurants were company operated. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

Investor Contact:
Whit Kincaid
877-784-7167
wkincaid@dennys.com

Media Contact:
Liz Brady, ICR
646-277-1226
lbrady@icrinc.com